Exhibit (h)(1)

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of the 10th day of October, 2012 (the “Effective Date”), by and between KKR Series Trust, KKR Alternative Corporate Opportunities Fund, and KKR Alternative Corporate Opportunities Fund P, each a Delaware statutory trust ( referred to collectively herein as a “Trust”), and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS, KKR Series Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of the series portfolios set forth in Schedule I, attached hereto, as the same may be amended from time to time (“Portfolios”), each of which may consist of one or more classes of shares of beneficial interest (“Shares”); and

WHEREAS, KKR Alternative Corporate Opportunities Fund is a closed-end management investment company registered under the 1940 Act that is a master fund in a master-feeder fund structure, and KKR Alternative Corporate Opportunities Fund P is a closed-end management investment company registered under the 1940 Act that is a feeder fund in the master-feeder fund structure; and

WHEREAS, Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Trust and the Portfolios of KKR Series Trust on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Trust and the Administrator hereby agree as follows:

SECTION 1          DEFINITIONS

1.01         “1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.02         “Administrator” shall have the meaning given to such term in the preamble of this Agreement.

1.03         “Agreement” shall have the meaning given to such term in the preamble of this Agreement.

1.04         “Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.05         “Conversion” means the processes and activities required to transfer the books and records of Trust from the Trust or its prior administrator, import the Trust’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.06         “Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.07         “Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.08         “Gross Negligence” means a conscious, voluntary act or omission in reckless disregard of a legal duty and the rights of, or consequences to, others.

1.09         “Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.10         “Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.11         “Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Trust.

1.12         “Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of Trust.

1.13         “Liquidation” shall have the meaning given to such term in Section 9.02.02 of this Agreement.

1.14         “Live Date” means the date on which Trust is converted onto the Administrator’s system and the Administrator begins calculating Trust’s official net asset values (“NAV”).

1.15         “Losses” means all actual losses, liabilities and damages suffered or incurred as a result of or in connection with any claim or proceeding brought by an unaffiliated third party.

1.16         “Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in the Trust.

1.17         “Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.18         “Pricing Sources” shall have the meaning given to such term in Section 6 of this Agreement.

1.19         “Proprietary Information” shall have the meaning given to such term in Section 12.01 of this Agreement.

1.20         “Portfolio” shall have the meaning given to such term in the preamble of this Agreement.

1.21         “Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.22         “Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.23         “Regulations” shall have the meaning given to such term in Section 12.12 of this Agreement.

1.24         “Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.25         “Shares” shall have the meaning given to such term in the preamble of this Agreement.

1.26         Unless the context otherwise requires and except as otherwise specified in this Agreement, the term “Trust” shall include, as applicable, a trustee or trustees, or other Person having similar status or performing similar functions, as the case may be, acting on behalf of Trust.

1.27         “Trade Error Loss” means any loss or expense incurred by Trust as a result of a trade error which results directly from an error or omission by Administrator in the performance of the Services, including any commissions and costs incurred by Trust directly related to the execution of any trade or trades to correct such error

1.28         “Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.29         “Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of Trust or any advertising, marketing, shareholder communication, or promotional material generated by Trust, its principal underwriter, its investment adviser, or their respective affiliates from time to time, as appropriate, including all amendments or supplements thereto.

1.30         “Web Access” shall have the meaning given to such term in Section 12.01 of this Agreement.

SECTION 2          APPOINTMENT AND CONTROL

2.01         Services.  Trust hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of Trust for the term and subject to the provisions hereof.  The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule II, which may be amended from time to time in writing by the parties (“Services”).  In performing its duties under this Agreement, the Administrator will act in all material respects with reasonable care and in accordance with the Trust’s Organizational Documents and Trust Materials, as they may be amended (provided copies are filed publicly or delivered to the Administrator or its affiliates).

2.02         Authority.  Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of Trust shall be subject to the overall direction and control of Trust or any Person authorized to act on the Trust’s behalf (including, without limitation, Trust’s investment adviser or sub-adviser and the board of trustees of Trust); provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith and reasonable belief to be necessary and proper to perform its obligations under this Agreement.  In performing its duties hereunder, the Administrator shall observe and generally comply with the applicable prospectus, all applicable resolutions and/or directives of the Trust’s board of trustees or instructions of the Trust’s investment adviser of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator.  In the event that the Trust desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, the Trust shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Trust or the Administrator’s operations.  The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of Trust and (ii) shall not provide any investment advisory services to Trust, and shall have no liability related to the foregoing.

2.03         Third Parties; Affiliates.  The Administrator may not delegate to, or sub-contract with, unaffiliated third parties for the performance of any material part of the Services without the Trust’s prior written consent, which consent shall not be unreasonably withheld. The Administrator may delegate to, or sub-contract with, any of its Affiliates for the performance of any part of the Services without the Trust’s prior written consent, subject to the requirements of this Section. All fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to the Trust for the acts and omissions of the delegate or subcontractor (the “Delegate”) as if such acts or omissions were the acts or omissions of the Administrator.  Additionally, all such Delegates unaffiliated with Administrator shall first be party to a written agreement with Administrator that provides obligations for the protection of Confidential Information that are no less protective of such information than those set forth in this Agreement, and Administrator shall properly supervise the provision of any of the Services by such third party Delegates to ensure that the Services are provided in compliance with the terms of this Agreement.  As of the Effective Date, Administrator utilizes NTT Data Process Services, LLC, NIIT Technologies, Inc. and Tata Consultancy Services Limited as sub-contractors to perform certain ancillary services under this Agreement (e.g. security master set-up, over-night reconciliation, etc) and the Trust approves such Delegates, provided that they are provided in compliance with the terms of this Agreement.

2.04         Trust Data.  Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of Trust pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to Trust’s Investments as approved by Trust’s auditors, (iv) the terms of any agreement between the Trust or its investment adviser and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, and (v) trade and settlement information from prime brokers and custodians) (collectively, “Trust Data”).  All Trust Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time.  Trust shall have an ongoing obligation to promptly update all Trust Data so that such information remains complete and accurate.  All Trust Data shall be prepared and maintained, by or on behalf of Trust, in accordance with applicable law, the Trust Materials and generally acceptable accounting principles.  The Administrator shall be entitled to reasonably rely on all Trust Data and shall have no liability for any loss, damage or expense incurred by Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to Trust Data that is not timely, current, complete and accurate.

2.05         Conversion Plan.  Promptly following the Effective Date, the Administrator shall prepare a project plan (“Conversion Plan”) that sets forth the respective roles and responsibilities of each of the parties in connection with the Conversion or other implementation of the Trust onto the Administrator’s system.

2.06         Security and Data Protection.  The Administrator shall, at its cost and expense, implement, maintain and comply with information security and data protection procedures and safeguards consistent with industry standards for the Services provided hereunder.  Such procedures and safeguards shall be designed in part, to ensure protection from loss and unauthorized disclosure of confidential information, including without limitation, all

Trust Data and other Trust Confidential Information that is within the Administrator’s possession or control

2.07         Administrator’s Operational Audits.

2.07.01.           In this Section “Internal Control Audit” means a Statement on Standards for Attestation Engagements No. 16, Service Organization Control 1, Type 2 (“SSAE 16 SOC 1 Type 2”) Report as defined by the American Institute of Certified Public Accountants, or an equivalent ISAE 3402 Type 2 Report or an audit made pursuant to any other guidance that supersedes or replaces SSAE 16 SOC 1 Type 2.

2.07.02.           Administrator will engage a third party to conduct an  Internal Control Audit annually covering the range of services of the type provided to Trust pursuant to this Agreement.  The audit shall be performed no less frequently than annually.  The Administrator shall furnish a copy of the SSAE 16 SOC 1 Type 2 Report to Trust within 30 days after it is obtained by the Administrator.

2.08         Audits by Trust.

2.08.01.           No more often than once per calendar year Trust may, at its own expense, initiate an audit of Administrator.  Any such audit shall be conducted so as to not unreasonably interfere with the Administrator’s normal business operations, and shall be conducted upon reasonable advance notice.  Audits may also be initiated by or on behalf of regulatory authorities maintaining authority over Trust, which shall not be subject to restrictions on frequency or notice period, and shall not count towards the limit of once per calendar year. In connection with any audit, Administrator shall, subject to compliance with its data security policies, provide Trust and any applicable regulatory authority with access to all Trust Data and information related to Administrator’’s compliance with this Agreement and the provision of the Services, as available through Administrator personnel interviews and the applicable books and records relating to Trust Data and this Agreement: (a) to comply with regulatory requirements or requests regulatory authorities, (b) to determine if the Services are in compliance with the terms of this Agreement, and (c) to determine the accuracy of the Fees.  Such review and audit may be conducted only by Trust or Trust’s internal audit staff or external auditors (provided such external auditors are members of a nationally recognized audit firm).  Administrator will assist, support, and cooperate with such audits at no additional charge.

2.08.02.           In support of Trust’s Audit rights, the Administrator will keep and maintain (i) financial records relating to this Agreement in accordance with generally accepted accounting principles applied on a basis consistent with applicable legal requirements, (ii) records substantiating Administrator’s invoices, (iii) records pertaining to Administrator’s compliance with the Service Levels, including root cause analyses relating to service level failures, and (iv) such other operational records pertaining to performance of the Services as Administrator keeps in the ordinary course of its business.  Administrator will retain such records for the longer of through the termination of this Agreement, or as required in order to allow Trust to comply with applicable

Laws.  Administrator will make such records available to Trust or applicable regulatory authorities for examination and copying upon request

SECTION 3          REPRESENTATIONS, WARRANTIES AND COVENANTS OF TRUST

3.01         Trust represents and warrants that:

3.01.01.          it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.          it is not a party to any, and there are no, pending or, to its knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, or decree imposed specifically upon it or any of its properties or assets;

3.01.03.          no existing Interest holder is a designated national and/or blocked person as identified on the Office of Foreign Assets Control’s list maintained by the U.S. Department of Treasury (found at http://www.treas.gov.ofac) or any other relevant regulatory or law enforcement agencies, as applicable to Trust.

3.01.04.          it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.05.          it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations the absence of which would be expected to have a material adverse effect upon the Administrator’s performance of the Services pursuant to this Agreement;

3.01.06.          it has engaged an independent auditor and a custodian and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

3.01.07.          as of the close of business on the Effective Date, each Portfolio of KKR Series Trust that is in existence as of the Effective Date has authorized the issuance of an indefinite number of shares and has elected to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act;

3.01.08.          if necessary, any shareholder approval of this Agreement has been obtained;

3.01.09.          it has notified the Administrator of any and all separate agreements between the Trust and any third party that could have an impact on the Administrator’s performance of its obligations pursuant to this Agreement; and

3.01.10.          it has disclosed the terms of any agreement between the Trust or its investment adviser and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services.

3.02         Trust covenants and agrees that:

3.02.01.           it will furnish the Administrator from time to time with complete copies, of each of the following:

(a)   Copies of the following documents:

(1)   Copies of Trust’s current Declaration of Trust and of any amendments thereto.

(2)   Trust’s current bylaws and any amendments thereto; and

(3)   Copies of resolutions of the trustees covering the approval of this Agreement, authorization of an officer of Trust to execute and deliver this Agreement and authorization for specified officers of Trust to instruct the Administrator.

(b)   A list of all the officers of Trust, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

(c)   Copies of all Trust Materials, including the current prospectus and statement of additional information for each Trust and each Portfolio.

(d)   A list of all issuers the Portfolio’s or Trusts are restricted from purchasing.

(e)   A list of all affiliated persons (as such term is defined in the 1940 Act) of Trust that are broker-dealers.

(f)    The identity of Trust’s auditors along with contact information.

(g)   The expense budget for each Portfolio or Trust for the current fiscal year.

(h)   A list of contact persons (primary, backup and secondary backup) of Trust’s investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(i)    Copies of all Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

The Trust shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information.  Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

3.02.02.          it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of Trust, including, without limitation, providing the Administrator with all Trust Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.          it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.          it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.05.          any reference to the Administrator or this Agreement in the Trust Materials shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing;

3.02.06.          The Trust shall be solely responsible for its compliance with applicable investment policies, the Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Trust Materials, and applicable policies, laws and regulations governing such Trust, its activities or the duties, actions or omissions of the investment manager; and

3.02.07.          it will promptly notify the Administrator of updates to its representations and warranties hereunder.

SECTION 4          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01         The Administrator represents and warrants that:

4.01.01.          it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.          it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition.  There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

4.01.03.          it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

4.02         The Administrator covenants and agrees that:

4.02.01.          It shall comply with all federal, state and foreign laws, rules and regulations applicable to it.

4.02.02.          It will make available to the Trust, upon reasonable request in the ordinary course of business, any of the books and records of any Portfolio or Trust that are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

SECTION 5          LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01         THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR.  EXCEPT TO THE EXTENT ARISING OUT OF A PARTY’S GROSS NEGLIGENCE (AS DEFINED HEREIN), WILLFUL MISCONDUCT, BAD FAITH, FRAUD OR CRIMINAL MISCONDUCT, EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S FRAUD OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, EACH PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO MONETARY DAMAGES MUTUALLY AGREED UPON FROM TIME TO TIME IN A SEPARATE WRITING EXECUTED BY THE PARTIES.  For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the Trust or either of its respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Trust Data.  Each party shall have the duty to mitigate its damages for which another party may become responsible.  As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE TRUST IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.02         The Administrator may, from time to time, provide to the Trust services and products  (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”).  The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors.  Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination.  The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such Trust’s internal use, and as an aid in connection with the receipt of the Services.  The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support such Trust’s investors, however the Trust shall not distribute any Special Third Party Services to other third parties.  THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES.  THE ADMINISTRATOR AGREES TO NOTIFY TRUST PROMPTLY OF ANY KNOWN DEFECTS OR FAULTS IN THE SPECIAL THIRD PARTY SERVICES.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.10 BELOW, NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

5.03         Trust shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of Trust; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Administrator’s Gross Negligence, willful misconduct, bad faith or fraud in the performance of the Services, a breach of Administrator’s confidentiality obligations as set forth in Section 11 of this Agreement, or any violation by the Administrator of any policy, law or regulation applicable to Administrator; (ii) any violation by Trust or Trust’s investment adviser of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Trust Materials or any Trust Data; (iv) any breach by Trust of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of Trust, the Trust’s former administrator, a Special Third Party Vendor, the Trust’s other service providers (such as custodians, prime brokers, transfer agents, investment advisors and sub-advisers); (vi) any pricing error caused by the failure of the Trust’s investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with the Regulations, including, but not limited to, returning an investor’s Investment or restricting the payment of redemption proceeds.

5.04         To the extent that a Trust or Portfolio receives Special Third Party Services from Interactive Data Corporation (“IDC”), such Trust or Portfolio shall indemnify and hold harmless IDC and its suppliers from any and all losses, damages, liability, costs, including reasonable attorney’s fees, resulting directly or indirectly from any claim or demand against IDC by a third party arising out of, derived from, or related to the accuracy or completeness of any such Special Third Party Services received by a Trust or Portfolio.  IDC shall not be liable for any claim or demand against a Trust or Portfolio by any third party.

5.05         The Administrator may apply to Trust, Trust’s investment adviser or any Person acting on Trust’s behalf at any time for instructions and may upon prior written consent of the Trust which shall not be unreasonably withheld, consult counsel for Trust or Trust’s investment adviser or with Trust’s accountants with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of the aforementioned counsel or accountants.  Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons.  The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of Trust until receipt of written notice thereof.  To the extent that the Administrator consults with Trust counsel pursuant to this provision, any such expense shall be borne by Trust to the extent approved by the Trust.

5.06         The Administrator shall have no liability for its reliance on Trust Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, the investment adviser) or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services.  The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.07         Except with respect to the Administrator’s responsibilities with respect to the blue sky registration set forth in paragraph 29 of Schedule II hereto, the Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of Shares.  Further, Trust assumes full responsibility for the preparation, contents and distribution of its Trust Materials and its compliance with any applicable laws, rules, and regulations.

5.08         The indemnification rights afforded to Administrator hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited.  If in any case Trust is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.  If it is determined that the Administrator was not entitled to indemnification (for example, due to its Gross Negligence) it must repay all such advances or expenses paid by or on behalf of the Trust.

5.09         Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld.  In the event that Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it.  If Trust does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator.  None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.10         A copy of the Declaration of Trust establishing the Trust is on file in the Office of the Secretary of State of the State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

5.11         The Administrator shall defend and hold harmless Trust from and against, and shall pay any Losses incurred by any of them in connection with, any and all claims or proceedings brought by an unaffiliated third party to the extent arising directly out of those circumstances as may be mutually agreed upon from time to time in a separate writing executed by the parties.

5.12         The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6          VALUATION

6.01         Administrator shall value the assets of each Trust or Portfolio pursuant to Trust’s Board approved Valuation Policies and Procedures using: primarily, market quotations (including the use of matrix pricing) supplied by the independent pricing services selected by the Trust’s investment manager and approved by the Board; secondarily, if a designated pricing service does not provide a price for a security that the Administrator believes should be available by market quotation, the Administrator may obtain a price by calling brokers designated by the investment manager, or if the investment manager does not supply the names of such brokers, the Administrator will attempt on its own to find brokers to price the security, subject to approval by the investment manager; thirdly, for securities for which no market price is available, the Valuation Committee overseen by the Board will determine a fair value in good faith; or fourthly, such other procedures as may be adopted by the Board, (hereinafter described as “Valuation Information”). Consistent with Rule 2a-4 under the 1940 Act, estimates may be used where necessary or appropriate.  The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided pursuant to this Section 6.01, and the Trust shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information.  The Trust shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

SECTION 7          ALLOCATION OF CHARGES AND EXPENSES

7.01         The Administrator.  The Administrator shall furnish at its own expense the personnel and facilities necessary to perform its obligations under this Agreement.

7.02         Portfolio Expenses.  Trust assumes and shall pay or cause to be paid all expenses of Trust not otherwise allocated in this Agreement, including, without limitation,

organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, Trust Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of loan credit activity data; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by Trust; any expense, if applicable, incurred to reprint Trust documents identifying the Administrator (along with its address and telephone number) as Trust’s new administrator; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; fees and out-of-pocket expenses of trustees; the costs of trustees’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to Trust. Trust shall reimburse the Administrator for its reasonable out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

SECTION 8          COMPENSATION

8.01         Fees. (a) Each Portfolio shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, its pro-rata portion of the fees set forth in the written fee schedule annexed hereto as Schedule III and incorporated herein.  Neither Administrator nor any Portfolio shall have any right of set-off.  The fees set forth herein are determined based on the investment strategy of each Portfolio as of the Effective Date.  Any material change to the investment strategy of a Portfolio may give rise to an adjustment to the fees set forth in this Agreement.  In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon thirty days prior written notice to the Trust.  Each Portfolio shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties.  In the event that fees payable to the Administrator are at least thirty (30) days past due, the Administrator is hereby authorized to, and may at its option, automatically debit its fees due from the Trust’s portfolio account(s).  The Trust shall pay the foregoing fees despite the existence of any dispute, except to the extent of a good faith dispute over the amount of fees payable.  If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule III.  Each Portfolio agrees to pay interest on all amounts past due for over thirty (30) days in an amount equal to the lesser of the maximum amount permitted by applicable law or the month fee of one and one-half percent (1 ½ %) times the amount past due multiplied by the number of whole or partial months from thirty (30) days after the date on which the Portfolio received written notice that such amount was first due up to and including the day on which payment is received by the Administrator.

8.02         (b) KKR Alternative Corporate Opportunities Fund (“Fund”) shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the

Administrator pursuant to this Agreement, the fees set forth in the written fee schedule annexed hereto as Schedule III and incorporated herein.  Neither Administrator nor the Fund shall have any right of set-off.  The fees set forth herein are determined based on the investment strategy of the Fund as of the Effective Date.  Any material change to the investment strategy of the Fund may give rise to an adjustment to the fees set forth in this Agreement.  In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon thirty days prior written notice to the Fund.  The Fund shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties.  In the event that fees payable to the Administrator are at least thirty (30) days past due, the Administrator is hereby authorized to, and may at its option, automatically debit its fees due from the Fund’s portfolio account.  The Fund shall pay the foregoing fees despite the existence of any dispute, except to the extent of a good faith dispute over the amount of fees payable.  If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule III.  The Fund agrees to pay interest on all amounts past due for over thirty (30) days in an amount equal to the lesser of the maximum amount permitted by applicable law or the month fee of one and one-half percent (1 ½ %) times the amount past due multiplied by the number of whole or partial months from thirty (30) days after the date on which the Fund received written notice that such amount was first due up to and including the day on which payment is received by the Administrator.

SECTION 9          DURATION AND TERMINATION

9.01         Term and Renewal.  This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of five years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive three year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety (90) days prior to the last day of the then current term to each other party hereto.

9.02         Termination for Cause.

9.02.01.          This Agreement may be terminated by any party giving at least sixty days prior notice in writing to the other parties if at any time the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.          This Agreement may be terminated by any party giving ninety (90) days prior notice in writing to the other parties prior to the “liquidation” of Trust.  For purposes of this Section 9.02.02, the term “Liquidation” shall mean a transaction in which all the assets of Trust are sold or otherwise disposed of and proceeds there from are distributed in cash or in kind to the shareholders in complete liquidation of the interests of shareholders in Trust.  A termination pursuant to this Section 9.02.02 shall be effective as of the date of such Liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve Trust of its obligation to pay the fees set forth on Schedule III for the remainder of the ninety (90) day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

9.02.03.          If the Administrator is unable to successfully convert Trust to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete Trust Data, the Administrator shall have the right to terminate this Agreement, in its entirety or solely with respect to a particular Trust or Portfolio, upon written notice and such termination shall be effective upon the date set forth in such notice.

9.03         Effect of Termination. The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.01.          After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall send to Trust, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to Trust in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.02.          In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by Trust, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

9.03.03.          Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect.  The Administrator shall be entitled to collect from Trust, in addition to the compensation described in Schedule III, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to Trust and/or its designees of Trust’s property, records, instruments and documents.

SECTION 10       CONFLICTS OF INTEREST

10.01       Non-Exclusive.  The services of the Administrator rendered to Trust are not deemed to be exclusive.  The Administrator is free to render such services to others.  The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to Trust or Person acting on Trust’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02       Rights of Interested Parties.  Subject to applicable law, and an Interested Party’s compliance with all applicable securities laws, rules and regulations, nothing herein contained shall prevent:

10.02.01.        an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the Interested Party shall be in compliance with all applicable securities laws and the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;

10.02.02.        an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of Trust;

10.02.03.        an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.        an Interested Party from contracting or entering into any financial, banking or other transaction with Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

SECTION 11       CONFIDENTIALITY

11.01       Confidential Information.  The Administrator and Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) shall take all Reasonable Steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02       Exclusions.  The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03       Permitted Disclosure.  The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations.  In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11.  The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04       Effect of Termination.  Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Trust that resides in storage tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.

SECTION 12       MISCELLANEOUS PROVISIONS

12.01       Internet Access.  Data and information may be made electronically accessible to Trust, its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”).  As between the Trust and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”).  Trust recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator.  Use of the Web Access by Trust or its agents or investors will be subject to any additional terms of use set forth on the web site.  All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose.  The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02       Independent Contractor.  In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of Trust and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of Trust.  No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03       Assignment; Binding Effect.  Trust may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of Trust’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed.  The Administrator may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator upon prior written notice to the Trust, provided that such affiliate agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement and such assignment does not relieve the Administrator of any of its obligations under this agreement.  The Administrator may not assign, delegate or transfer, by operation of law or otherwise, this agreement (in whole or in part) to any unaffiliated entity without the prior written consent of the Trust.  Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns.  Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04       Agreement for Sole Benefit of the Administrator and Trusts.  This Agreement is for the sole and exclusive benefit of the Administrator and Trusts.  The clients or customers of the Administrator or Trust will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder, except with respect to claims arising from the indemnified party’s negligence, willful misconduct, bad faith, fraud or criminal misconduct..

12.05       Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.  To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

12.06       Equitable Relief.  Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law.  Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07       Dispute Resolution.  Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party.  The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice.  During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.  This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08       Notice.  All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, (c) electronic mail or (d) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement.  Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to your current relationship manager or emailed to DKoons@seic.com and bsparling@seic.com.  Notices to Trust shall be sent to the persons specified in Schedule IV.

12.09       Entire Agreement; Amendments.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof.  This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10       Severability.  Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11       Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party.  No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12       Anti-Money Laundering Laws.  In connection with performing the Services set forth herein, the Administrator may provide information that Trust may rely upon in connection with Trust’s compliance with applicable laws, policies and Regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”).  The Trust and the Administrator agree that the Trust shall be responsible for its compliance with all such Regulations.  It shall be a condition precedent to providing Services to Trust under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it.  Without in any way limiting the foregoing, Trust acknowledges that the Administrator is authorized to return an investor’s Investment in any Portfolio or Trust and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

12.13       Force Majeure.  No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

12.14       Business Continuity.  Administrator shall develop and maintain a plan for recovery of the Services from force majeure events, which plan shall include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment (the “Business Continuity Plan”).  The Business Continuity Plan shall be designed with a recovery time objective for the Services of no more than 24 hours.  Upon reasonable written request, Administrator shall provide Trust with an executive level summary of its Business Continuity Plan.  The Business Continuity Plan shall not be modified in a manner which would be reasonably likely to materially impair the responsiveness of Administrator or the implementation of such Business Continuity Plan, or to materially reduce Administrator’s business continuity or preparation for a disaster recovery event (including as to testing and reporting).  The Administrator shall conduct a test of the Business Continuity Plan at least once per year.  Additionally, upon request no more than once annually, Administrator shall provide Trust with test reports on its Business Continuity Plan.

12.15       Non-Solicitation.  During the term of this Agreement and for a period of one year thereafter, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement.  If Trust breaches this provision, Trust shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator’s former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16       Headings.  All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17       Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.18       Brand Usage. The Trust’s investment manager owns all worldwide rights to the “KKR” trademark and logo (collectively, the “Brand”).  The investment manager has granted a worldwide non-exclusive license to the Trust to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Trusts.  Neither the Administrator nor the Trustsshall register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the investment manager’s prior written consent.  The Trusts shall use the Brand only in connection with high-quality goods and services and in accordance with any guidelines provided by investment manager.  The Administrator and the Trusts shall obtain the investment manager’s prior consent for any materials bearing the Brand, or any proposed uses or variations of the Brand or combinations of the Brand with other terms or marks.  The investment manager may terminate the license immediately upon written notice for any reason, including for (i) any breach of the license by the Administrator or the Trusts or (ii) the termination of the investment advisory relationship between the Trusts and the investment manager.  Except to the extent required by applicable law, the Administrator and the Trusts shall immediately cease all use of the Brand after such termination.  Neither the Administrator nor the Trusts shall challenge or contravene the validity of, or the investment manager’s worldwide ownership of the Brand, nor take (or fail to take) any action that may damage the Brand.  All goodwill arising from a Trust’s use of the Brand shall inure solely to the benefit of the investment manager.  A Trust may not sublicense or assign this license without the prior consent of the investment manager, and any purported transaction in violation of the foregoing shall be null and void.  For clarity, a change of control, assumption in bankruptcy, merger or reorganization of a Trust shall be deemed an “assignment” of the above license, even if it is not deemed an assignment under applicable law. The investment manager disclaims any and all liability for a Trust’s  use of the Brand outside the United States, which such use shall be at the Trust’s sole risk.

12.19       Publicity.  Except to the extent required by applicable Law, neither the Administrator nor Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to Trust over other clients, nothing herein shall prevent the Administrator from (i) placing Trust on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator); (ii) using Trust as reference; or (iii) otherwise orally disclosing that Trust is a client of the Administrator at presentations, conferences or other similar meetings.  If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if Trust desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

12.20       Insurance.  Each party hereto shall maintain appropriate insurance coverage with respect to such party’s responsibilities hereunder; provided, however, that the amount of insurance coverage shall in no way affect a party’s obligations or liability as otherwise set forth in this Agreement.  Without limiting the foregoing, in the event that the Administrator makes an employee of the Administrator available to the Trust to serve as an officer of the Trust, the Trust shall maintain professional liability (directors’ & officers’ and errors and omissions) insurance with limits of not less than $5 Million per occurrence (“Officer Insurance Minimum”).  The Trust shall provide a certificate of insurance to the Administrator prior to Administrator providing Services to the Trust or a Portfolio and annually thereafter upon Administrator’s request.  Such certificate of insurance shall contain an agreement by the issuing insurance company that such insurance shall not be materially changed, cancelled or terminated upon less than thirty days prior written notice to Administrator.  Directors’ & officers’ insurance shall be acquired only through insurance companies having an A.M. Best rating of A- VIII or better.  The Trust shall promptly notify the Administrator should its insurance coverage with respect to professional liability be cancelled or fall below the Officer Insurance Minimum, such notification to include the date of cancellation, if applicable.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:		TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICES		KKR SERIES TRUST

By:	/s/ John Alshefski	By:	/s/ Nicole J. Macarchuk
Name: John Alshefski		Name: Nicole J. Macarchuk
Title: Senior Vice President		Title: Secretary and Vice President

TRUST:

KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND

		By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Secretary and Vice President

TRUST:

KKR ALTERNATIVE CORPORATE OPPORTUNITIES FUND P

		By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Secretary and Vice President

SCHEDULE I

Portfolios

KKR Alternative High Yield Fund

THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.

SCHEDULE II

List of Services

1)	Maintain Trust’s accounting books and records;

2)	Obtain Portfolio or Trust security valuations from appropriate sources consistent with Trust’s pricing and valuation policies, and calculate net asset value of each Portfolio and class or Trust;

3)	Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

4)	Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

5)

Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

6)	Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

7)	Provide standardized performance reporting data to Trust and its adviser;

8)	Provide performance, financial and expense information for registration statements and proxies;

9)	Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

10)	Update accounting system to reflect rate changes, as received from a Portfolio’s or Trust’s investment adviser, subadvisor or respective designee, on variable interest rate instruments;

11)	Accrue expenses of each Portfolio or Trust according to instructions received from Trust’s treasurer or other authorized representative (including officers of Trust’s investment adviser);

12)

Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by Trust or its investment adviser;

13)

Prepare Trust’s financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms N-SAR, N-Q, N-PX, N-CSR and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Forms N-SAR, N-Q, N-PX, N-CSR and 24f-2 and annual/semi-annual reports via EDGAR;

14)

Monitor each Portfolio’s or Trust’s compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company and provide timely notifications regarding compliance status such that compliance can be maintained;

15)

Prepare and file federal and state tax returns (including all income, excise and informational tax returns) for Trust other than those required to be prepared and filed by Trust’s transfer agent or custodian and maintain all tax information required for the preparation of such tax returns;

16)	Provide data for year-end 1099’s and supplemental tax letters;

17)	Provide such fund accounting and financial reports in connection with quarterly meetings of the board of trustees as the board of trustees may reasonably request;

18)

Manage Trust’s proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

19)	Provide individuals to serve as ministerial officers of Trust, as requested;

20)	Provide principal accounting officer for purposes of Sarbanes-Oxley, as requested;

21)

Provide first draft of Trust’s annual updated registration statements, coordinate with Trust’s counsel on filing of Trust’s annual updated registration statements and proxy statements, and coordinate printing and delivery of Trust’s prospectuses and proxy statements;

22)	Coordinate Trust’s board of trustees’ schedule, agenda and production of board of trustees meeting materials, and attend and draft minutes of board of trustees meetings (if requested);

23)	Provide consultation to Trust on regulatory matters relating to the operation of Trust as requested and coordinate with Trust’s legal counsel regarding such matters;

24)	Assist legal counsel to Trust in the development of policies and procedures relating to the operation of Trust;

25)	Act as liaison to legal counsel to Trust and, where applicable, to legal counsel to Trust’s independent trustees;

26)

Coordinate with Trust counsel in the preparation, review and execution of contracts between Trust and third parties, such as Trust’s investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

27)

Assist Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Trust’s legal counsel in responding to any non-routine regulatory matters with respect to such matters;

28)

Provide consulting with respect to the ongoing design, development and operation of Trust, including new Portfolios or Share classes and/or load structures and financing, as well as changes to investment objectives and policies for existing Portfolios and Trusts;

29)	Coordinate as necessary the registration or qualification of Shares with appropriate state securities authorities;

30)

Manage the preparation for and conducting of board of trustees meetings by (i) coordinating board of trustees book production and distribution process, (ii) subject to review and approval by Trust and its counsel, preparing meeting agendas, (iii) preparing the relevant sections of the board of trustees materials required to be prepared by the Administrator, (iv) assisting to gather and coordinate special materials related to annual contract renewals and approval of rule 12b-1 plan for and as directed by the trustees or Trust counsel, (v) attending board of trustees meetings, and (vi) performing such other board of trustees meeting functions as shall be agreed by the parties in writing (in this regard, Trust shall provide the Administrator with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the board of trustees);

31)

Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to Trust’s independent public accountants in connection with the preparation of any audit or report requested by Trust, including the provision of a conference room at the Administrator’s location if necessary (in this regard, Trust’s independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business); and

32)

On a T+2 post-trade basis and based on the information available to the Administrator, periodically monitor the Portfolios and Trusts for compliance with applicable limitations under the Investment Company Act of 1940, as amended, and as set forth in Trust’s or any Portfolio’s then current Prospectus or Statement of Additional Information (this provision shall not relieve Trust’s investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis).

33)

Provide shareholder services and manage call center to respond to shareholder inquiries, and refer calls that are required to be handled by FINRA registered representatives to Trust’s principal underwriter.

34)	Additional Reports and Services.

•

Upon reasonable notice and as mutually agreed upon, the Administrator may provide additional reports upon the request of Trust or its investment adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

•

Upon reasonable notice and as mutually agreed upon, the Administrator may provide such additional services with respect to a Portfolio or Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

***

SCHEDULE III

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement.  Trust will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (With respect to KKR Corporate Alternative Opportunities Fund, calculated and assessed monthly in arrears based on the aggregate net assets of such Trust as of the last business day of every month.  With respect to each Portfolio of KKR Series Trust, calculated daily based on the aggregate net assets of such Portfolio and assessed monthly in arrears.):

Trust Assets	Basis Points
First $500 million in aggregate net assets	4.5	BPS
Aggregate net assets in excess of $500 million	3.5	BPS

Annual Minimum Fee (calculated and paid on a monthly basis):

Portfolios	Annual Minimum Fee
Each Portfolio of KKR Series Trust	$85,000
KKR Alternative Corporate Opportunities Fund	$85,000

Additional Classes / Feeders:

$15,000 per annum per class / feeder fund

Drafting Board Meeting Minutes Fee:

$1,500 per board meeting for attendance at and drafting of minutes

Expense Reimbursement:

All reasonable out-of —pocket expenses incurred by the Administrator on behalf of a Portfolio will be billed to the applicable Portfolio quarterly in arrears as set forth in Section 7.02 of this Agreement.

Change of Terms:

This schedule is based upon regulatory requirements and Trust’s requirements as set forth in its Trust Materials as of the Effective Date.  Any material change to any of the foregoing, including but not limited to, a material change in the investment objective of a Portfolio will constitute a material change to this Agreement.  If such a change occurs, the Administrator agrees to review the change with representatives of Trust and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

Trust acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a portfolio basis against the Portfolios in the event the Trust has not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

SCHEDULE IV

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:

Name of Party or Parties:	KKR Series Trust
KKR Alternative Corporate Opportunities Fund
KKR Alternative Corporate Opportunities Fund P

Name of Contact:	Nicole Macarchuk

Address:	KKR Asset Management LLC
555 California Street, 50th Floor
San Francisco, California 94104

Telephone No.:	(415) 315-3620

Email Address:	Nicole.Macarchuk@KKR.com